Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FRAGMENTED INDUSTRY EXCHANGE, INC

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Fragmented Industry Exchange, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation, as amended by the Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on August 14, 2014, be further amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the Corporation is HotApp International, Inc.”

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation, be further amended by changing the first sentence of Article thereof numbered "FOURTH" respectively so that, as amended, said first sentence of Article FOURTH shall be and read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares of capital stock having a par value of $0.0001 per share and 15,000,000 shares of preferred stock having par value of $0.0001 per share.

 SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the above amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in he case of a vote by classes or series, or may be required by their provisions of the certificate of incorporation, as amended, have voted in favor of the amended is 90%

The change described herein will be effective upon filing this certificate with the Delaware Secretary of State.

Executed this the 2nd day of December 2014.

Fragmented Industry Exchange, Inc.

/s/ Mary Ellen Schloth
Mary Ellen Schloth
Chief Executive Officer